Exhibit 10.1
NeuStar, Inc.
Deferred Compensation Plan

NeuStar, Inc. Deferred Compensation Plan

Article I
Establishment and Purpose	1

Article II
Definitions	1

Article III
Eligibility and Participation	6

Article IV
Deferrals	7

Article V
Company Contributions	9

Article VI
Benefits	10

Article VII
Modifications to Payment Schedules	13

Article VIII
Valuation of Account Balances; Investments	13

Article IX
Administration	14

Article X
Amendment and Termination	16

Article XI
Informal Funding	17

Article XII
Claims	17

Article XIII
General Provisions	21

Article I
Establishment and Purpose
NeuStar, Inc. (the “Company”) hereby establishes the NeuStar, Inc. Deferred Compensation Plan (the “Plan”), effective June 1, 2008.
The purpose of the Plan is to attract and retain key employees and Directors by providing each Participant with an opportunity to defer receipt of a portion of their salary and bonus or Director fees, as applicable. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.
Article II
Definitions
2.1	Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

2.5	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

NeuStar, Inc. Deferred Compensation Plan
2.6	Change in Control. Except as otherwise provided elsewhere in the Plan, Change in Control means any of the following events: (i) the consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation do not own a majority of the outstanding voting securities of the surviving corporation in approximately the same proportion as before such merger or consolidation; (ii) individuals who constitute the Board of Directors of the Company at the beginning of any 24-month period (“Incumbent Directors”) ceasing for any reason during such 24-month period to constitute at least a majority of the Board, provided that any person becoming a director during any such 24-month period whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement for the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; (iii) the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company or any other entity the majority of whose voting power is held by the shareholders of the Company in approximately the same proportion as before such transaction; (iv) the approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (v) the acquisition by a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Securities Exchange Act of 1934, of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record), other than a person who held such majority on the date of adoption of the Plan. Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Securities Exchange Act of 1934.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

NeuStar, Inc. Deferred Compensation Plan
2.10	Committee. Committee means the committee appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan. If no designation is made, the Chief Executive Officer of the Company or his delegate shall have and exercise the powers of the Committee.

2.11	Company. Company means NeuStar, Inc.

2.12	Company Contribution. Company Contribution means a credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Company, and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.13	Compensation. Compensation means a Participant’s annual base salary, bonus, and Director fees, to the extent approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.14	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 75% of their base salary, up to 90% of their bonus (composed of Performance-Based Compensation and Fiscal Year Compensation), and up to 100% of Director fees for a Plan Year, provided that in no event may a Deferral be such that the Participant will not have enough currently-paid Compensation to cover all required withholding and salary deductions. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.15	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.16	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

NeuStar, Inc. Deferred Compensation Plan
2.17	Director. Director means a non-employee member of the Board of Directors of the Company.

2.18	Disability Benefit. Disability Benefit means the benefit payable under the Plan to a Participant in the event such Participant is determined to be Disabled.

2.19	Disabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.20	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.21	Effective Date. Effective Date means June 1, 2008.

2.22	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.23	Employee. Employee means an employee of the Company.

2.24	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25	Fiscal Year Compensation. Fiscal Year Compensation means a cash bonus earned during one fiscal year of the Company, all of which is paid concurrently with Performance-Based Compensation after the last day of such fiscal year.

2.26	Participant. Participant means an Eligible Employee or a Director who has been designated by the Committee as eligible to defer Compensation under the Plan under Section 3.1 and has been notified of such eligibility, and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.27	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

NeuStar, Inc. Deferred Compensation Plan
2.28	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.29	Plan. Generally, the term Plan means the “NeuStar, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter.

2.30	Plan Year. Plan Year means January 1 through December 31.

2.31	Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals shall be allocated to a Retirement/Termination Account on behalf of the Participant. All Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.32	Separation from Service. An Employee or Director incurs a Separation from Service for purposes of the Plan upon incurring a “separation from service” within the meaning of Code Section 409A.

2.33	Specified Date Account. A Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Compensation Deferral Agreement. A Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.34	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.35	Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

NeuStar, Inc. Deferred Compensation Plan
2.36	Specified Employee Identification Date. Specified Employee Identification Date means December 31.

2.37	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date.

2.38	Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.39	Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.40	Valuation Date. Valuation Date shall mean each Business Day, or as otherwise determined by the Committee.
Article III
Eligibility and Participation
3.1	Eligibility and Participation. An Eligible Employee or a Director becomes a Participant upon being designated by the Committee as eligible to defer Compensation under the Plan and being notified of such eligibility.

3.2	Duration. A Participant shall be eligible to defer Compensation and/or receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee or a Director but has not incurred a Separation from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

NeuStar, Inc. Deferred Compensation Plan
Article IV
Deferrals
4.1	Deferral Elections, Generally.
(a)	A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)	The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.
4.2	Timing Requirements for Compensation Deferral Agreements.
(a)	First Year of Eligibility. In the case of the first year in which an Eligible Employee or a Director becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period or on such earlier date as specified in the Compensation Deferral Agreement. The determination of whether an Eligible Employee or a Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this

NeuStar, Inc. Deferred Compensation Plan
paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:
(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)	Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year to which it applies.

(e)	“Evergreen” Deferral Elections. Compensation Deferral Agreements will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.
4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

NeuStar, Inc. Deferred Compensation Plan
4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6	Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Company’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the impairment (as defined in this paragraph).
Article V
Company Contributions
5.1	Discretionary Company Contributions. The Company may, from time to time in its sole and absolute discretion, credit Company Contributions to a Participant’s Retirement/Termination Account. For any Plan Year, such Company Contributions shall be the product of (a) 6%, times (b) the Participant’s Eligible Compensation for such Plan Year. For purposes of the preceding sentence, Eligible Compensation means the remainder of (i) the amount of the Participant’s annual Compensation that does not exceed the applicable limit under Code Section 401(a)(17) for the Plan Year, minus (ii) the Participant’s annual Compensation after being reduced by the annual Deferral amount.

5.2	Vesting. Company Contributions and the Earnings thereon shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. If no schedule is established at such time, Company Contributions and the Earnings thereon shall vest 33-1/3% after one Year of Service, 66-2/3% after two Years of Service, and 100% after three Years of Service. For purposes of the preceding sentence, a Year of Service means each calendar year in which the Participant is credited with at least 1,000 hours of service with the Company. All vesting terms shall have the same meaning as in the NeuStar Employee Savings Trust as in effect at the time that the Company Contribution is made. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

NeuStar, Inc. Deferred Compensation Plan
Article VI
Benefits
6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
(a)	Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death or Disability, the Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid vested balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the vested portion of any Specified Date Accounts with respect to which payments have not yet commenced. The Termination Benefit shall be based on the value of such vested Account(s) as of the end of the month in which Separation from Service occurs. Payment of the Termination Benefit will be made or begin the first day of the month following the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin on the first day of the seventh month following the month in which such Separation from Service occurs, and the Termination Benefit shall be based on the value of the Participant’s vested Account(s) as of the end of the month prior to payment. If the Termination Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment was made.

(b)	Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that vested Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin the first day of the month following the designated month.

(c)	Disability Benefit. Upon becoming Disabled, a Participant shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid vested balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the vested portion of any Specified Date Accounts with respect to which payments have not yet commenced. The Disability Benefit shall be based on the value of the vested Accounts as of the last day of the month in which Disability occurs and will be paid the first day of the following month.

NeuStar, Inc. Deferred Compensation Plan
(d)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid vested balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the vested portion of any Specified Date Accounts with respect to which payments have not yet commenced. The Death Benefit shall be paid upon death (i.e., on or before the later of December 31 of the calendar year in which the death occurs, or the 15th day of the third month following the date of death). The Death Benefit shall be based on the vested value of the Accounts as of the Valuation Date prior to payment.

(e)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.
6.2	Form of Payment.
(a)	Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant.

(b)	Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in

NeuStar, Inc. Deferred Compensation Plan
substantially equal annual installments over a period of two to five years, as elected by the Participant.
Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid vested balance of a Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the form of payment applicable to the Termination, Disability or Death Benefit, as applicable. If such benefit is payable in a single lump sum, the unpaid vested balance of all Specified Date Accounts (including those in pay status) will be paid in a lump sum.

(c)	Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Termination Benefit.

(d)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Termination Benefit.

(e)	Small Account Balances. Notwithstanding any Participant election or other provisions of the Plan, a Participant’s Accounts will be paid in a single lump sum if, upon the commencement of his or her Termination, Death or Disability Benefit, the combined value of his or her Accounts is not greater than $50,000.

(f)	Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the vested Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments. For purposes of Article VII, installment payments will be treated as a single form of payment.
6.3	Acceleration of or Delay in Payments; Domestic Relations Order. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

NeuStar, Inc. Deferred Compensation Plan
Article VII
Modifications to Payment Schedules
7.1	Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. Notwithstanding the foregoing, prior to January 1, 2009, the Committee may permit a Participant to modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, and without regard to Sections 7.2, 7.3 and 7.4 hereof, provided such modification complies with the requirements of IRS Notice 2007-86.

7.2	Time of Election. The date on which a modification election is submitted to the Committee must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3	Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, a Disability Benefit or the occurrence of an Unforeseeable Emergency, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.
Article VIII
Valuation of Account Balances; Investments
8.1	Valuation. Deferrals shall be credited to appropriate Accounts by the Committee on or within two weeks after the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day from the date Deferrals are credited, based upon the Participant’s investment allocation among

NeuStar, Inc. Deferred Compensation Plan
a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3	Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, or as otherwise determined by the Committee.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, or as otherwise determined by the Committee, and shall be applied prospectively.

8.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.
Article IX
Administration
9.1	Plan Administration. This Plan shall be administered by the Committee, which shall have sole discretion to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its sole discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall

NeuStar, Inc. Deferred Compensation Plan
be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The Company shall, with respect to the Committee identified under this Section, (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee against claims as set forth in Section 9.4 and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3	Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4	Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and the Appeals Committee (as defined in Section 12.2) and its or their agents, against all Participant and third-party claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

NeuStar, Inc. Deferred Compensation Plan
9.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
Article X
Amendment and Termination
10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.

10.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or materially reduce any material rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant, except as otherwise required by law. The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of (i) conforming the Plan to the requirements of law, (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Committee’s interpretation of the document and (iv) making such other amendments as the Board of Directors may authorize.

10.3	Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent permitted by and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

10.4	Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

NeuStar, Inc. Deferred Compensation Plan
Article XI
Informal Funding
11.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2	Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a “change in control”, as defined in such trust, the Company shall, upon such change in control, and on each anniversary of the change in control, contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions exceed the total value of all Account Balances by 125%.
Article XII
Claims
12.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).
(a)	In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period, and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Disability Benefits. Notice of denial of Disability benefits will be provided within 45 days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability

NeuStar, Inc. Deferred Compensation Plan
claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. The extension will not be more than 30 days from the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.
(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall also provide (i) a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision, and (ii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, a statement that an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, will be provided free of charge upon request.
12.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records

NeuStar, Inc. Deferred Compensation Plan
and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions or (iv) in the case of Disability benefits, constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)	In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)	Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) in deciding an appeal of any initial denial that is based in whole or in part on a medical judgment, consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required

NeuStar, Inc. Deferred Compensation Plan
because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.
(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)	For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, and (ii) if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances.
12.3	Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the claims procedure.

The Company shall, with respect to the Committee identified under this Section, (i) pay all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee against claims as set forth in Section 9.4 and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

NeuStar, Inc. Deferred Compensation Plan
12.4	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

12.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
Article XIII
General Provisions
13.1	Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company.

13.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:
NEUSTAR, INC.
ATTN: SENIOR VICE PRESIDENT, HUMAN RESOURCES
46000 CENTER OAK PLAZA
STERLING, VA 20166

NeuStar, Inc. Deferred Compensation Plan
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored to the extent permitted under Code Section 409A.

13.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Delaware shall govern the construction and administration of the Plan.
IN WITNESS WHEREOF, the undersigned has executed this Plan as of the 8th day of April 2008, to be effective as of the Effective Date.
Neustar, Inc.
By: Jeffrey E. Ganek (Print Name)
Its: Chairman and Chief Executive Officer (Title)

/s/ Jeffrey E. Ganek	(Signature)